Exhibit 99.1

FOR IMMEDIATE RELEASE

Subject Line:  Francesco S. Rossi Named Chief Accounting Officer at  Peapack-Gladstone Financial Corporation and Peapack-Gladstone Bank

Bedminster, New Jersey – September 23, 2016 – Peapack-Gladstone Financial Corporation (“the Company”) (NASDAQ Global Select Market:  PGC) and Peapack-Gladstone Bank (“the Bank”) announced that on September 21, 2016, its respective Boards of Directors appointed Francesco (Frank) S. Rossi, Senior Vice President, Chief Accounting Officer of the Company and the Bank.  Mr. Rossi brings 20 years of financial services experience, with extensive expertise in financial reporting, accounting, and tax compliance.  He is responsible for managing the Bank’s Controller’s Group and Financial Reporting and Budgeting Group.

Mr. Rossi began his career with KPMG, spending five years focused on the audit of financial institutions. He then joined Sound Federal Savings Bank of New York, spending five years as Vice President, Controller, until the Bank was merged into Hudson City Bank of New Jersey. Frank then spent 10 years with Hudson City Bank, within financial reporting and progressing to Principal Accounting Officer (i.e. Chief Accounting Officer) for his last 18 months with the Company, until its merger into M&T Bank. At Hudson City, Mr. Rossi was responsible for the development and preparation of internal, public, and regulatory reporting, financial analyses, the internal control environment, and accounting and tax functions.

A resident of Peekskill, New York, Mr. Rossi earned a Bachelor of Arts Degree in Accounting and Finance from Siena College in Loudonville, New York and is currently a Certified Public Accountant and a member of the American Institute of CPAs and the New York State Society of CPAs.  He is an active volunteer for Jan Peek homeless shelter in Peekskill, New York providing meals for those in need.

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $3.60 billion as of June 30, 2016.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, real estate professionals, non-profits and consumers, which help them to establish, maintain and expand their legacy.  Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its private wealth management, commercial private banking, retail private banking and residential lending divisions, and its online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

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Contact:  Rosanne Schwab, Peapack-Gladstone Bank, Assistant Vice President, Public Relations Manager, 500 Hills Drive, Suite 300, Bedminster, NJ  07921 rschwab@pgbank.com, (908) 719-6543.